Exhibit 99.1

FOR IMMEDIATE RELEASE:

Digital Angel Stockholders Approve Sale of Destron Fearing Corporation

SO. ST. PAUL, MN - (July 15, 2011) -- Digital Angel (OTCBB: DIGA), an advanced technology company in the field of emergency identification solutions, today announced that, at a special meeting held on July 14, 2011, stockholders of the company voted to approve the sale of the Company’s animal identification business, Destron Fearing Corporation, to Allflex USA, Inc.

At the meeting, a quorum was established and the required majority of outstanding share was voted to approve the sale of all outstanding Destron Fearing Corporation capital stock to Allflex and shareholders voted to approve the compensation of the Company’s executive officers in connection with this transaction.

"We are very pleased that stockholders have given their support for the two proposals” said Joe Grillo, CEO of Digital Angel.  “Following the closing of this transaction, we will look to move forward with plans to issue a special cash dividend to investors, as well as operate our remaining business with improved balance sheet liquidity and virtually debt free.  Maximizing the value of our remaining assets for the benefit of our shareholders will become the primary focus of our operation.”

The companies confirmed the intention to close the transaction on July 22, 2011, subject to satisfaction of the remaining conditions to the merger.

About Digital Angel

Digital Angel (OTCBB:DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

Safe Harbor Statement

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the technology and impact of the new orders on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 31, 2011, as amended on Form 10-K/A May 2, 2011, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Investor Relations Contact:

KCSA Strategic Communications
Rob Fink or Chi-Chi Millaway
212-896-1206
digitalangel@kcsa.com